EXHIBIT B

                             SCHEDULE I


          Roderick H. Dillon, Jr., 38, has served as Chief Investment Officer of Dillon Capital Management Limited Partnership, an investment advisory and management firm which manages over $50 million in assets, since July 1993. In such capacity, Mr. Dillon actively manages investments in over 50 public companies, including over five companies in the thrift industry. From June 1986 through June 1993, Mr. Dillon was Vice President of Loomis, Sayles & Co., Inc., an investment advisory firm. In such capacity, Mr. Dillon managed approximately $300 million in separate equity portfolios and co-managed the Loomis Sayles Small Cap Fund. Investments managed by Mr. Dillon included those in numerous financial institutions such as Coast Savings, Westcorp and First Republic. Mr. Dillon's business address is Suite 1410, 21 East State Street, Columbus, Ohio 43215-4228.

          Bradley C. Shoup, 36, is a Partner in Batchelder & Partners, Inc., a financial advisory firm, and has held such position since 1988. In such capacity, Mr. Shoup has served as a financial advisor to various public companies. From 1987 until 1988, Mr. Shoup was an independent corporate finance consultant engaged in the venture capital and energy industries. Mr. Shoup was a Financial Analyst with Mesa Petroleum Co. from 1984 until 1986, responsible for identifying and evaluating investment opportunities. Mr. Shoup's business address is 4180 La Jolla Village Drive, Suite 560, La Jolla, California 92037.

          Timothy M. Kelley, 36, is Secretary, Treasurer and General Counsel of Donald W. Kelley & Associates, Inc., a real estate consulting and development firm, and has held such position since 1984. In such capacity, Mr. Kelley is actively engaged in real estate development, investment, acquisition and financing activities, as the firm and affiliated entities own more than 4,300 apartment units. Mr. Kelley also serves as Vice President, Secretary and a director of an affiliated company, Oakwood Management Company, which manages over 80 apartment projects consisting of more than 8,800 apartment units. Mr. Kelley's business address is 250 E. Broad Street, 11th Floor, Columbus, Ohio 43215.

          Ralph V. Whitworth, 39, has served as President of Whitworth & Associates, a corporate consulting firm, since 1988. From 1986 until 1993, Mr. Whitworth was President of United Shareholders Association, a prominent shareholder rights group. In such capacity, Mr. Whitworth served as chief strategist, spokesman and negotiator for, among other things, negotiations which resulted in agreements with 46 public companies to improve corporate governance and shareholder rights. From 1989 until 1992, Mr. Whitworth served as President of Development at United Thermal Corporation which owns the district heating systems for the cities of Baltimore, Philadelphia, Boston and St. Louis. Mr. Whitworth also served on United Thermal's Board of Directors until December 1993 when the company was merged with Trigen Energy Corporation. Mr. Whitworth currently serves on the Boards of Directors of Catalyst Vidalia Corporation, the developer and manager of a 200 megawatt hydroelectric facility on the Mississippi River, and CD Radio, Inc., a satellite radio company. Mr. Whitworth's business address is 801 Pennsylvania Avenue, N.W., Suite 747, Washington, D.C. 20004.

          Jordan M. Spiegel, 32, is Executive Vice President of
A. B. Laffer, V. A. Canto & Associates, an economic consulting firm, and has held such position since 1987. In such capacity, Mr. Spiegel manages the firm's corporate finance advisory business through its wholly owned subsidiary Laffer Advisors Incorporated, and currently serves as a financial advisor to over 20 different companies. Prior to 1987, Mr. Spiegel was an equity securities analyst with Crowell, Weedon & Co., the largest private regional brokerage house in Southern California, specializing in, among other things, real estate investment trusts. Mr. Spiegel's business address is Regents Square One, 4275 Executive Square, Suite 330, La Jolla, California 92037.